                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             CELLPRO, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              CELLPRO, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 1, 1997

TO THE STOCKHOLDERS OF CELLPRO, INCORPORATED:

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CellPro, Incorporated (the "Company"), a Delaware corporation, will be held on Friday, August 1, 1997, at 9:30 a.m. local time, at the Company's corporate headquarters located at 22215 26th Avenue S.E., Bothell, Washington 98021, for the following purposes:

                  1. To elect directors to serve for the ensuing year or until their successors are duly elected and qualified.

                  2. To approve an amendment to the Company's Restated 1989 Stock Option Plan which will increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 1,000,000 shares.

                  3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending March 31, 1998.

                  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

                  Only stockholders of record at the close of business on June 23, 1997 are entitled to notice of and to vote at the annual meeting.

                  All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose.

                  Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.


                                       Sincerely,



                                       Richard D. Murdock,
                                       President and Chief Executive Officer

July 1, 1997

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                              CELLPRO, INCORPORATED
                             22215 26TH AVENUE, S.E.
                            BOTHELL, WASHINGTON 98021


                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 1, 1997


                                     GENERAL

                  The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of CellPro, Incorporated, a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders to be held on August 1, 1997 (the "Annual Meeting"). The Annual Meeting will be held at 9:30 a.m. at the Company's corporate headquarters located at 22215 26th Avenue, S.E., Bothell, Washington 98021.

                  These proxy solicitation materials were mailed on or about July 1, 1997 to all stockholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

                  Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Chief Operating Officer of the Company at the Company's principal corporate offices, CellPro, Incorporated, 22215 26th Avenue, S.E., Bothell, Washington 98021, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

                  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by Directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. The Company also reserves the right to have an outside solicitor conduct the solicitation of proxies and to pay such solicitor for its services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

                  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Company no later than February 20, 1998 to be included in the Company's proxy statement and form of proxy relating to that meeting.

RECORD DATE, VOTING AND SHARE OWNERSHIP

                  Stockholders of record on June 23, 1997 are entitled to notice of and to vote at the Annual Meeting. At such record date, 14,499,738 shares of the Company's Common Stock, $.001 par value, were issued and outstanding. No shares of the Company's preferred stock were outstanding. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder.

                  The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of March 31, 1997, for (i) each Director and nominee, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) each executive officer named in the Summary Compensation Table on page 7, and (iv) all executive officers and Directors of the Company as a group. Unless otherwise indicated, each of the following stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.


                                                                         Number of     Percent of Total
                             Name and Address                             Shares      Shares Outstanding
                             ----------------                             ------      ------------------

Corange International Limited (1) ...................................    2,160,362         14.9%
                          c/o Boehringer Mannheim
                          420 Lexington Avenue
                          New York, NY 10170

Amerindo Investment Advisors, Inc. (2) ..............................    1,027,500          7.1%
                          399 Park Avenue, 18th Floor
                          New York, NY 10122

J. P. Morgan & Co., Inc. (3) ........................................    1,021,080          7.0%
                          500 Sparton Christiana Road
                          Newark, DE 19713-2107

Richard D. Murdock (4) ..............................................      268,248          1.9%

Larry G. Culver (5) .................................................      135,749.            *

Joseph S. Lacob (6) .................................................       97,147             *

S. Joseph Tarnowski, Ph.D. (7) ......................................       98,844             *

Cindy A. Jacob (8) ..................................................       25,402             *

Charles P. Waite, Jr. (9) ...........................................       21,165             *

Joshua L. Green (10) ................................................        5,841             *

Kenneth W. Anstey (11) ..............................................        5,000             *

All directors and executive
officers as a group (8 people) (12)  ................................      657,396          4.5%
-----------------------------
*          Less than 1.0%

(1) Based on the Company's knowledge after investigation but without verification from Corange International Limited.

(2) Based on a March 1997 13(f ) filing but without verification from Amerindo Investment Advisors, Inc.

(3)               Based on written communications with J. P. Morgan & Co., Inc.
                  who holds sole power to vote 729,700 of such shares, shared power to vote 5,000 of such shares, sole power to dispose of 1,016,080 of such shares and shared power to dispose of 5,000 of such shares. Ownership was confirmed by J.P. Morgan & Co. as of June 2, 1997.

(4) Represents options to purchase 268,248 shares granted under the Restated 1989 Stock Option Plan (the "Stock Option Plan") that may be exercised within 60 days of March 31, 1997. Excludes options to purchase 325,000 shares granted under the Stock Option Plan on June 20, 1997.

(5) Includes options to purchase 125,749 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997. Excludes options to purchase 200,000 shares granted under the Stock Option Plan on June 20, 1997.

(6) Includes options to purchase 80,000 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997.

(7) Includes options to purchase 97,744 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997. Excludes options to purchase 75,000 shares granted under the Stock Option Plan on June 20, 1997.

(8) Represents options to purchase 25,402 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997. Excludes options to purchase 50,000 shares granted under the Stock Option Plan on June 20, 1997.

(9) Includes options to purchase 20,000 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997.

(10) Includes options to purchase 5,000 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997 and also includes 841 shares held by a revocable trust of which Mr. Green is a trustee, as to which shares Mr. Green has shared voting and investment power with his spouse as co-trustee.

(11) Represents options to purchase 5,000 shares granted under the Stock Option Plan that may be exercised within 60 days of March 31, 1997.

(12) Includes options to purchase an aggregate of 627,143 shares granted under the Stock Option Plan held by directors and executive officers that may be exercised within 60 days of March 31, 1997.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                      PROPOSAL ONE -- ELECTION OF DIRECTORS

                  The Bylaws of the Company provide that the Board of Directors shall be comprised of not less than five nor more than nine Directors, with the exact number to be fixed by the Board. The currently authorized number of Directors is six. At the Annual Meeting, six Directors are to be elected to serve until the Company's next Annual Meeting or until their successors are duly elected and qualified. The Board of Directors has selected six nominees, all of whom are current Directors of the Company. Each person nominated for election has agreed to serve if elected and management is not aware of any nominee who is unable to serve. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR THE NOMINEES NAMED BELOW. The six candidates receiving the highest number of affirmative votes in person or by proxy at the Annual Meeting will be elected Directors of the Company.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

                  Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of June 15, 1997.

                                                                                 Year First
                                Name                         Age              Elected Director
                                ----                         ---              ----------------

      Kenneth W. Anstey.................................      51                   1996

      Larry G. Culver...................................      47                   1995

      Joshua L. Green...................................      41                   1995

      Joseph S. Lacob...................................      41                   1989

      Richard D. Murdock................................      50                   1992

      Charles P. Waite, Jr..............................      42                   1989


BACKGROUND OF DIRECTORS

                  MR. ANSTEY has served as a Director of the Company since February 1996. He served as President and Chief Executive Officer of Biofield Corporation, an early stage medical device company which is developing breast cancer detection technologies, from 1995 to 1997. From 1991 until he joined Biofield in 1995, Mr. Anstey was President and CEO of Mitek Surgical Products, Inc., a suture anchoring device company. In addition to his membership on the Board of Directors of the Company, Mr. Anstey serves as a Director for the following public companies: Vision-Sciences, Inc., which develops and markets an innovative sheath for various endoscopes; and SpineTech Corp., which develops and manufactures spinal implants and instruments for surgical treatment of spinal conditions. Mr. Anstey received an M.B.A. in 1970 from Michigan State University.

                  MR. CULVER has served as a Director of the Company since May 1995. He joined the Company as Vice President of Finance and Administration and Chief Financial Officer in March 1991, became Senior Vice President in August 1993 and Executive Vice President and Chief Operating Officer in February 1996. He was named Assistant Secretary in August 1991. Mr. Culver has also served in the following capacities for the following subsidiaries of the Company: as a Director of CellPro Europe N.V./S.A. since April 1992, of CellPro France S.A.R.L. since April 1993, of CellPro Italia s.r.l. since December 1994, of CellPro Biotech Iberica S.L. since May 1995, of CellPro Deutschland GmbH since January 1994, of CellPro Asia-Pacific Pty. Ltd. since November 1996 and as Senior Vice President, Chief Financial Officer and Assistant Secretary of CellPro II, Inc. since October 1993. Mr. Culver received an M.B.A. in 1977 from the University of Wisconsin.

                  MR. GREEN has served as a Director of the Company since June 1995. He has been a director with the law firm Venture Law Group since August 1995. From 1986 until he joined Venture Law Group, Mr. Green had been a partner with the law firm of Brobeck, Phleger & Harrison L.L.P. He had been with the firm since 1980. Mr. Green has served as Secretary of the Company since 1989. Mr. Green received a J.D. in 1980 from the University of California at Los Angeles.

                  MR. LACOB, a co-founder of the Company, has been Chairman of the Board since 1990. He has served as a Director of the Company since March 1989 and served as its Acting President from March 1989 to November 1989. Mr. Lacob has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since May 1992. Mr. Lacob serves as a Director for the following public companies: Heartport, Inc., which develops systems and procedures for minimally invasive cardiac surgery; Microcide Pharmaceuticals, Inc., which develops antibiotics for treatment of serious bacterial infections; Pharmacyclics, Inc., which develops macrocyclic chemistry for treatment of diseases such as cancer and atherosclerosis, and for diagnostic imaging procedures and Cardima, Inc., which develops and markets diagnostic and therapeutic catheters. Mr. Lacob holds an M.P.H. from the University of California, Los Angeles and received an M.B.A. in 1983 from Stanford University.

                  MR. MURDOCK has served as President of the Company since December 1991 and Chief Executive Officer and a Director of the Company since June 1992. From August 1991 to December 1991, he served as Vice President of Marketing and Corporate Development. Mr. Murdock has also served in the following capacities for the following subsidiaries of the Company: as a Director of CellPro Europe N.V./S.A. since April 1992, of CellPro France S.A.R.L. since April 1994, of CellPro Deutschland GmbH since January 1994, of CellPro Italia s.r.l. since December 1994, of CellPro Biotech Iberica S.L. since May 1995, of CellPro Asia-Pacific Pty. Ltd. since November 1996 and as a Director, President and Chief Executive Officer of CellPro II, Inc. since October 1993. Mr. Murdock is also a member of the Board of Directors of SangStat Medical Corporation, which is developing medical products related to organ transplantation. Mr. Murdock received a B.S. in Zoology in 1969 from the University of California at Berkeley.

                  MR. WAITE has served as a Director of the Company since March 1989. Mr. Waite has been a general partner of Olympic Venture Partners II, a venture capital firm, since 1987. Mr. Waite is also a member of the Board of Directors for Verity, Inc, which develops and markets tools for locating information on the Internet and other databases and Cardima, Inc., which develops and markets diagnostic and therapeutic catheters. He received an M.B.A. in 1983 from Harvard University.

                  There are no family relationships among executive officers or directors of the Company.

OTHER EXECUTIVE OFFICERS

                  CINDY A. JACOBS, PH.D., M.D. was named Vice President of Clinical Research in April 1996. Dr. Jacobs joined the Company in October 1993 as Director of Clinical Research and was subsequently named Director of Worldwide Clinical Research. From 1985 until October 1993 Dr. Jacobs served in various research and management positions including Associate Director, Clinical Research, for Immunex Corporation, a biopharmaceutical company involved in the development, manufacture and sale of products to treat cancer, autoimmune disorders and infectious diseases. Dr. Jacobs received a B.S. from Montana State University in 1979, a Ph.D. from Washington State University in 1984, and an M.D. from the University of Washington Medical School in 1989.

                  S. JOSEPH TARNOWSKI, PH.D. joined the Company as Vice President of Operations in June 1992. He was appointed to the position of Vice President of Research and Development in June 1995 and became Senior Vice President and Chief Technical Officer in December 1996. From November 1986 to May 1992, Dr. Tarnowski was Director, Process and Product Development of Scios Nova Inc. (formerly California Biotechnology Inc.), a company that develops recombinant human proteins for therapeutic uses. Dr. Tarnowski received a Ph.D. in Biochemistry from the University of Tennessee in 1979 and was a Postdoctoral Fellow at the Roche Institute of Molecular Biology from 1979 to 1981.

                  EDWARD F. KENNEY joined the Company as Vice President of Marketing and Sales in February 1997. From 1987 to 1996 he served in various sales, marketing and business development positions at Cetus Corporation and Chiron Corporation (these two companies merged in 1991). From 1991 to 1996, Mr. Kenney was Vice President, Marketing and Sales for Chiron Therapeutics, and in 1995 and 1996, he served as general manager of that division's North American business. In 1986 and 1987, Mr. Kenney was a marketing manager in the cardiovascular therapy area at Boehringer Ingelheim, and from 1978 to 1986, he served in various sales, marketing and business development capacities at Bristol Myers Corporation. Mr. Kenney received a B.S. degree in Zoology in 1974 and an M.S. degree in Natural Resources in 1977 from Ohio State University.

BOARD COMMITTEES AND MEETINGS

                  During the fiscal year ended March 31, 1997 ("Fiscal 1997"), the Board of Directors held ten meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee, and does not have a Nominating Committee.

                  The Audit Committee consists of two directors, Mr. Green and Mr. Waite, and is primarily responsible for approving the services performed by the Company's independent accountants and reviewing their reports regarding the

Company's accounting practices and systems of internal accounting controls. The Audit Committee held one meeting during Fiscal 1997.

                  The Compensation Committee consists of two directors, Mr. Lacob and Mr. Waite. During Fiscal 1997, the Compensation Committee held no meetings and acted by unanimous written consent on 12 occasions. It reviews and approves the Company's general compensation policies, sets compensation levels for the Company's executive officers and administers the Company's Restated 1989 Stock Option Plan.

                  The Stock Option Committee consists of one director, Mr. Murdock, and has authority to grant options under the Discretionary Option Grant Program of the Company's Restated 1989 Stock Option Plan to optionees other than officers and director-level employees of the Company. During Fiscal 1997, the Stock Option Committee acted by unanimous written consent on 75 occasions.

                  No director serving for the full fiscal year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board on which he serves.

DIRECTORS' COMPENSATION

                  Outside Directors receive cash compensation in the amount of $15,000 per year for service on the Board. This fee is conditioned upon attendance at 75% of all Board meetings held during each year of Board service, measured from the date of the Annual Meeting at which the Director is elected by the stockholders, and is pro-rated for any year in which such Director serves for less than one full year. In addition, outside Board members receive options on shares of the Company's Common Stock pursuant to the automatic grant program of the Company's Restated 1989 Stock Option Plan. Board members are reimbursed for their expenses for each meeting attended. In accordance with the automatic option grant program, on August 1, 1996, each of Messrs. Lacob, Waite, Green and Anstey received an automatic option grant to purchase 10,000 shares of Common Stock at the exercise price of $13.50 per share. Each option will become exercisable for all of the option shares one year after the grant date, provided that the individual continues as a member of the Board and participates in 75% of all Board meetings held during such one-year period. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the individual's cessation of Board service. However, the option will become exercisable earlier for all of the option shares upon an acquisition of the Company or its business, whether by merger or asset sale. Directors who are employees of the Company will not receive any automatic option grants but are eligible to receive options or stock appreciation rights under the Company's Restated 1989 Stock Option Plan at the discretion of the Compensation Committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

                  The following table provides certain summary information concerning compensation earned, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years, by the Company's Chief Executive Officer and each of the four highest-paid executive officers of the Company who earned more than $100,000 in salary and bonus (hereafter referred to as the "named executive officers") for the fiscal year ended March 31, 1997:



                                                                                            Long-term
                                                             -------------------           Compensation
                                                             Annual Compensation              Awards
                                                             -------------------            ---------
                                                                                            Securities
           Name and                             Year                                         Underlying   All Other
           Principal                            Ended                                         Options    Compensation
          Position (1)                        March 31,    Salary ($ ) (2)  Bonus ($)          (#)
          ------------                        --------     ---------------  ---------        -----------   ------
Richard D. Murdock                               1997         $270,000       $40,500                   -      --
    President and Chief Executive                1996         $236,250       $56,288         174,500 (3)      --
    Officer                                      1995         $225,000       $18,000                   0
                                                                                                              --


Larry G. Culver                                  1997         $200,000       $30,000              15,000      --
    Executive Vice President, Chief              1996         $179,000       $41,888         140,000 (3)      --
    Operating Officer, Chief Financial           1995         $165,000       $13,200                   0      --
    Officer and Assistant Secretary

S. Joseph Tarnowski, Ph.D.                       1997         $173,017       $24,466              35,000      --
    Senior Vice President and Chief              1996         $157,500       $35,438              50,000      --
    Technical Officer                            1995         $150,000       $12,000                   -      --


Cindy A. Jacobs, M.D, Ph.D.                      1997         $143,269       $20,845              15,000      --
    Vice President of Clinical                   1996         $130,245       $20,000                   -      --
    Research                                     1995         $123,000       $00,000                   -      --


(1) The Company has one executive officer in addition to the named executive officers, Edward Kenney who was named Vice President of Marketing and Sales effective February 17, 1997.

(2) Salary includes amounts deferred under the Company's Employees' Retirement Plan.

(3) Includes certain options that were granted prior to the fiscal year ended March 31, 1996, then subsequently cancelled and partially replaced with lower priced options during such fiscal year.

STOCK OPTIONS

                  The following table contains information concerning the grant of stock options under the Company's Restated 1989 Stock Option Plan to the named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR




                                Individual Grants
                      --------------------------------------

                                                      % of Total
                                                        Options                         Potential Realizable Value at Assumed
                                         Options       Granted to                            Annual Rates of Stock Price
                                        Granted in    Employees in                         Appreciation for Option Term (4)
                                        Last Fiscal     Fiscal                           -------------------------------------
                                           Year          Year     Exercise     Expiration
           Name                          (#) (1)                   Price ($) (2) Date (3)      0% ($)    5% ($)      10% ($)
           ----                          -------                  --------- ------------      ------    ------      -------
Larry G. Culver                           15,000          2.9        12.75      12/1/06        0        120,276     304,803
  Executive Vice President, Chief
  Operating Officer, Chief Financial
Officer and Assistant Secretary

S. Joseph Tarnowski, Ph.D                 35,000          6.8        12.75      12/1/06        0        280,644     711,207
  Senior Vice President and Chief
  Technical Officer

Cindy A. Jacobs, Ph.D., M.D               15,000          2.9         6.48      3/30/07        0         61,128     154,911
  Vice President of Clinical
  Research


-------------------------------------------


(1) Each option granted to an employee of the Company becomes exercisable for 25% of such option one year after the employee's hire date ("Anniversary Date") with the balance becoming exercisable in a series of 36 equal monthly installments thereafter. Options granted after the Anniversary Date become exercisable in a series of 48 equal monthly installments measuring from the grant date. Each option granted is an incentive stock option (ISO) to the extent it does not exceed applicable limits set by the tax laws. For each option that exceeds such limits, the number of shares underlying the option grant is allocated between two options, the first an incentive stock option up to the applicable limits and the second a non-statutory option for the balance of the shares. In each case, vesting continues only so long as employment with the Company or one of its subsidiaries continues. To the extent not already exercisable, the options generally become exercisable upon a sale, transfer or other disposition of all of the assets of the Company or a merger or consolidation pursuant to which either (i) the Company does not survive or (ii) ownership of more than 50% of the voting power of the Company's stock is transferred to different holders, unless the option is assumed or replaced with a comparable option by the surviving entity or the option is replaced with a comparable cash incentive program of the successor corporation based on the value of the option. In addition, the Compensation Committee of the Board of Directors may accelerate the vesting, upon such conditions as it may impose, in the event of (i) the acquisition by one or more related parties of more than 50% of the voting power of the Company's stock pursuant to a tender or exchange offer not recommended by the Board of Directors or (ii) a change in the composition of the Board of Directors over a period of not less than two years pursuant to which persons who were directors at the beginning of the period (or nominated by a majority of the continuing directors) cease to represent a majority of the Board of Directors. Options granted to outside Directors are described on page 19.

(2) The exercise price may be paid in cash or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from the Company in a principal amount not exceeding the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.

(3) The options are also subject to "limited stock appreciation rights" pursuant to which the options, to the extent exercisable and outstanding for at least six months at the time of a "Hostile Takeover" in which more than 50% of the shares acquired are acquired from parties other than directors and executive officers of the Company, will automatically be canceled in return for cash payment to the optionee equal to the difference between the then market price of the stock subject to the option (or, if higher, the highest price paid per share for stock by the acquirer in the Hostile Takeover) and the exercise price.

(4) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

                  The following table provides information, with respect to the named executive officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year:


AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR AND 1997 FISCAL YEAR END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------------
                                                 Value
                                                 Realized                                       Value of Unexercised in-the-Money
                                                 (Market                                        Options at FY-End (Market price of
                                                 price at                                         shares at FY-end ($15.75) less
                                                 exercise    Number of Unexercised Options at          exercise price)
                                  Shares          less           Fiscal Year-End (#)                         ($)
                               acquired on       exercise      -------------------------------------------------------------------
           Name                exercise (#)     price) ($)      Exercisable     Unexercisable    Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------------------

Richard D. Murdock                     0             0          264,081            35,419             0             0
    President and Chief
    Executive Officer
----------------------------------------------------------------------------------------------------------------------------------

Larry G. Culver                   15,000       215,495          119,916            60,834        69,660             0
    Executive Vice President,
    Chief Operating Officer,
    Chief Financial Officer and
    Assistant Secretary
----------------------------------------------------------------------------------------------------------------------------------

S. Joseph Tarnowski, Ph.D          4,000        37,284           94,203            62,797             0             0
    Senior Vice President and
    Chief Technical Officer
----------------------------------------------------------------------------------------------------------------------------------

Cindy A. Jacobs, Ph.D., M.D            0             0           22,589            52,511             0             0
    Vice President of Clinical
    Research
----------------------------------------------------------------------------------------------------------------------------------


                  The following table provides information regarding the repricing of certain options held by the Company's executive officers which were granted prior to or during the fiscal year ended March 31, 1997, but were repriced during the fiscal year ending March 31, 1998.

                                OPTION REPRICINGS
--------------------------------------------------------------------------------

                                                         Number of
                                                         Securities     Market Price    Exercise                    Length of
                                                         Underlying     of Stock at       Price                     Original
                                                          options         Time of       at Time of    New          Option Term
                                                        Repriced or     Repricing or     Exercise   Remaining        at Date
                                                          Amended         Amendment     Amendment    Price       of Repricing or
        Name                                   Date         (#)             ($)            ($)        ($)            Amendment
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Murdock                          6/20/97        50,000           5.32          10.75       5.32             4.86
    President and Chief Executive           6/20/97       174,500           5.32          10.50       5.32             7.99
    Officer
------------------------------------------------------------------------------------------------------------------------------------

Larry G. Culver                             6/20/97        25,000           5.32           8.00       5.32             4.15
    Executive Vice President, Chief         6/20/97        90,000           5.32          10.50       5.32             7.99
    Operating Officer,Chief  Secretary      6/20/97        50,000           5.32          14.50       5.32             8.66
    Financial Officer and                   6/20/97        15,000           5.32          12.75       5.32             4.15
    Assistant
------------------------------------------------------------------------------------------------------------------------------------

S. Joseph Tarnowski, Ph.D                   6/20/97       100,000           5.32          10.75       5.32             4.86
    Senior Vice President and Chief         6/20/97        50,000           5.32          13.50       5.32             8.28
    Technical Officer                       6/20/97        35,000           5.32          12.75       5.32             9.46
------------------------------------------------------------------------------------------------------------------------------------

Cindy A. Jacobs, Ph.D., M.D                 6/20/97           100           5.32          29.75       5.32             6.55
    Vice President of Clinical              6/20/97        30,000           5.32          10.50       5.32             7.99
    Research                                6/20/97        30,000           5.32          16.50       5.32             8.78
                                            6/20/97        15,000           5.32           6.48       5.32             9.78
------------------------------------------------------------------------------------------------------------------------------------
Edward F. Kenney
    Vice President of Marketing and         6/20/97        80,000           5.32          10.50       5.32             9.66
    Sales (1)
====================================================================================================================================


(1) Mr. Kenney is an executive officer who is not included in the named executive officers.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee of the Board of Directors sets the base salary of the Company's executive officers, approves individual bonus programs for executive officers, and administers the Company's Restated 1989 Stock Option Plan under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

                  GENERAL COMPENSATION POLICY. The Committee's overall policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual goals for each functional area established by the Committee, and (iii) stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

                  FACTORS. Several important factors considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

                  * BASE SALARY. The base salary for each officer is set on the basis of personal performance, the salary levels in effect for comparable positions in similarly situated companies within the biotechnology industry, and internal comparability considerations. The Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not the same as the industry group index in the Performance Graph on page 13.

                  * ANNUAL INCENTIVE COMPENSATION. Annual bonuses, set as a targeted percentage of salary, are earned by each executive officer on the basis of the Company's achievement of corporate performance targets established by the Committee at the start of the fiscal year and on achievement of personal performance objectives set for each officer. For fiscal 1997, these performance targets included a combination of factors including the achievement of the Company's annual financial objectives plus key functional performance objectives related to the development and commercialization of products. For all executive officers, including the Chief Executive Officer, a bonus ranging from 14.1% to 15% of base salary was earned as a result of the Company's and each officer's achievement of established targets. Bonuses were weighted 65% on achievement of corporate objectives, and 35% on achievement of individual objectives.

                  * STOCK-BASED INCENTIVE COMPENSATION. The Committee approves periodic grants of stock options to each of the Company's executive officers under the Company's Restated 1989 Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer is set at a level that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option vesting period, and the individual's personal performance in recent periods.

                  CEO COMPENSATION. In setting the compensation payable during fiscal 1997 to the Company's Chief Executive Officer, Richard D. Murdock, the Committee used the same factors as described above for the executive officers. The Committee established a combination compensation package for Mr. Murdock including a base salary and a cash bonus of a maximum of 25% of base salary based on the successful achievement of the Company's annual financial objectives and key commercialization milestones.

COMPENSATION COMMITTEE REPORT ON REPRICED OPTIONS

                  In June 1997, the Compensation Committee determined that it was in the best interest of the Company to cancel and replace the then-existing stock option grants to the officers and other full-time employees of the Company with exercise prices in excess of the then-current fair market value of the Company's Common Stock. This decision was made after the Company received an adverse ruling from the Court in a patent infringement case against plaintiffs Baxter Healthcare Corporation, Becton Dickinson and Company and Johns Hopkins University involving an antibody used by the Company in its CEPRATE(R) SC Stem Cell Concentration System. This led to, among other things, a significant decrease in the price of the Company's Common Stock. (See the Company's Annual Report on Form 10-K for a more detailed discussion of this patent infringement litigation.)

                  The objectives of the Company's Restated 1989 Stock Option Plan (the "Stock Option Plan") are to promote the interests of the Company by providing employees and certain consultants or independent contractors an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. It was the view of the Compensation Committee that stock options with exercise prices substantially above the current market price of the Company's Common Stock were viewed negatively by Company employees and provided little, if any, equity incentive to such employees. The Compensation Committee concluded that such option grants seriously undermined the specific objectives of the Stock Option Plan and should properly be canceled and replaced. In making this decision, the Compensation Committee also considered the fairness of such a determination in relation to other shareholders. In the opinion of the Committee, the stockholders' long-term best interests were clearly served by the retention and motivation of the employees and officers who remained at the Company following receipt of the Court's ruling.

                  For these reasons, the Committee decided that effective June 20, 1997 (the "Grant Date") all Company employees holding stock options with exercise prices in excess of the fair market value of the Company's Common Stock could receive a one-for-one replacement of their then-existing unexercised stock options with a new exercise price set at $5.32 per share, the fair market value of the Company's Common Stock on the Grant Date. The new lower-priced options were subject to the same terms and vesting schedule as the associated higher-priced options.

                  All replacement options for the Company's executive officers were subject to a six-month waiting period before any repriced options could be exercised. None of the Company's consultants, independent contractors or non-employee members of the Board of Directors received any repriced stock options.

  Submitted by the Compensation Committee of the Company's Board of Directors:



                                             Joseph S. Lacob, Chairperson
                                             Charles P. Waite, Member



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

                  The Company presently has no employment contracts, plans or arrangements in effect for executive officers in connection with their resignation, retirement or termination of employment or following a change in control or ownership of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  The members of the Compensation Committee are Mr. Lacob and Mr. Waite. Neither Mr. Lacob nor Mr. Waite was at any time during the year ended March 31, 1997, or any other time an officer or employee of the Company, except that Mr. Lacob served as Acting President from March to November 1989.

PERFORMANCE GRAPH

         The following graph shows a comparison of the cumulative total stockholder returns for the Company, the Standard & Poor's SmallCap 600 Index and the Hambrecht & Quist Healthcare Index for the period from September 24, 1991, the day on which the Company's Common Stock commenced trading on the NASDAQ National Market, through March 31, 1997.






                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG CELLPRO, INC., THE S & P SMALLCAP 600 INDEX
                     AND HAMBERCHT & QUIST HEALTHCARE INDEX

                                   3/92     3/93     3/94    3/95      3/96     3/97
                                     $        $        $       $         $        $
                                     -        -        -       -         -        -
CELLPRO, INC.                       100      147      219     105       147      60


S & P SMALLCAP 600                  100      117      128     134       176      191


HAMBERCHT & QUIST  HEALTHCARE       100      74       71      91        141      136




* $100 invested on March 31, 1992, in CellPro Common Stock, the Standard & Poor's SmallCap 600 Index and the Hambrecht & Quist Healthcare Index -- assuming reinvestment of dividends. Fiscal year ending March 31.

                  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Performance Graph shall not be incorporated by reference into any such filings, nor shall such Report or graph be incorporated by reference into any future filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  During the fiscal year ended March 31, 1997, the Company granted options to purchase shares of its Common Stock to its outside directors pursuant to the automatic grant program of its Restated 1989 Stock Option Plan.

                  Joshua L. Green, a member of the Board of Directors of the Company, is a director in the law firm Venture Law Group, which acts as corporate counsel to the Company.

                  The Company's Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors, officers and other agents of the Company. Each of the current directors, and certain officers and agents of the Company have entered into separate indemnification agreements with the Company.


          PROPOSAL TWO -- AMENDMENT TO RESTATED 1989 STOCK OPTION PLAN

                  Stockholders are being asked to vote on a proposal to approve and ratify an amendment to the Company's Restated 1989 Stock Option Plan (the "Stock Option Plan"), in order to increase the number of shares of Common Stock available for issuance thereunder by 1,000,000 shares to 4,155,000 shares in the aggregate. The Board of Directors approved this amendment on June 4, 1997 subject to stockholder approval.(1)

                  The affirmative vote of a majority of the voting shares represented and voting at the Annual Meeting is required for approval of the amendment to the Stock Option Plan. The Board of Directors believes that the amendment to the Stock Option Plan is necessary in order to continue to provide equity incentives to attract and retain the services of key employees, consultants and non-employee Board members. FOR THIS REASON, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

INTRODUCTION

                  The Stock Option Plan was originally adopted by the Board on May 4, 1989, and was approved by the Company's stockholders on June 5, 1989. The Board of Directors has previously approved amendments increasing the number of shares authorized for issuance under the Stock Option Plan by 200,000 shares, 600,000 shares, 780,000 shares and 500,000 shares on May 18, 1990, March 25,
1992, March 31, 1993 and February 1, 1996 respectively, and the stockholders approved such amendments on July 6, 1990, August 21, 1992, August 27, 1993 and August 1, 1996, respectively. A restatement of the Stock Option Plan, which increased the number of shares authorized for issuance by 355,000 shares and originally authorized the Automatic Option Grant Program for non-employee directors, was adopted by the Board on August 12, 1991, and approved by the stockholders on August 15, 1991. The Board amended the Stock Option Plan on August 26, 1993 to permit the establishment of a secondary committee to administer the Stock Option Plan and on December 1, 1993 to modify the eligibility provisions for non-employee directors. Amendments to the Stock Option Plan to (i) increase the number of shares issuable under the Automatic Option Grant Program to newly-elected directors from 10,000 to 20,000 shares of Common Stock, subject to a four-year vesting schedule, (ii) increase the number of shares issuable in certain subsequent years to re-elected non-employee directors from 5,000 to 10,000 shares of Common Stock, (iii) limit the maximum number of shares for which any one participant in the Stock Option Plan may be granted stock options and stock appreciation



       (1) On June 20, 1997, the Company granted options to the executive officers to purchase an aggregate of 675,000 shares of Common Stock, including options to purchase 325,000, 200,000, 75,000, 50,000 and 25,000 shares of Common Stock, granted to Richard D. Murdock, Larry G. Culver,
       S. Joseph Tarnowski, Ph.D., Cindy A. Jacobs, M.D., Ph.D. and Edward F. Kenney, respectively. Such options will be 25% vested upon receipt, with the remainder vesting in equal monthly increments over the following three years. If the shareholders do not approve the amendment to the Stock Option Plan to increase the number of shares of Common Stock available for issuance, these options granted to the executive officers on June 20, 1997 will terminate.

rights over the remaining term of the Stock Option Plan to 500,000 shares and
(iv) extend the term of the Stock Option Plan from May 3, 1999 to June 1, 2005 were approved by the Board on June 2, 1995, and by the stockholders on July 28, 1995.

STRUCTURE

                  The Stock Option Plan is divided into two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers), consultants and independent contractors of the Company (or its parent or subsidiary companies) who contribute to the management, growth and financial success of the Company (or its parent or subsidiary companies). Under the Automatic Option Grant Program, current and future non-employee Board members receive an initial automatic option grant and subsequent annual automatic option grants as long as they continue in service as non-employee Board members.

                  The terms and provisions of the Stock Option Plan, as amended, are described more fully below. The description, however, is not intended to be a complete exposition of all the terms of the Stock Option Plan. A copy of the Stock Option Plan will be furnished by the Company to any stockholder upon written request to the Director of Investor Relations of the Company at the corporate offices in Bothell, Washington.

                  As of May 31, 1997, approximately 173 employees (including five executive officers) were eligible to participate in the Discretionary Option Grant Program, and four non-employee Board members were eligible to participate in the Automatic Option Grant Program.

ADMINISTRATION

                  The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which is comprised of two non-employee Board members (the "Committee"). No Board member is eligible to serve on the Committee if such individual has, within the 12-month period immediately preceding the date he or she is to be appointed thereto, received any option grant or stock appreciation right under this Stock Option Plan or any other stock plan of the Company (or any parent or subsidiary corporation), other than pursuant to the Automatic Option Grant Program. Stock options may also be granted under the Discretionary Option Grant Program to eligible employees who are not officers and consultants by a secondary committee comprised of one or more Board members. Except where otherwise noted, references to the Committee include the secondary committee.

                  The Committee has full authority to determine which eligible individuals are to receive option grants, the number of shares to be covered by each granted option, the date or dates on which the option is to become exercisable and the maximum term for which the option is to be outstanding. The Committee also has the discretion to determine whether the granted option is to be an incentive stock option under the Federal tax laws, or a nonstatutory option. In addition, the Committee has full authority to accelerate the exercisability of outstanding options upon such terms and conditions as it deems appropriate. All expenses incurred in administering the Stock Option Plan will be paid by the Company.

                  Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and the Committee shall not have any discretionary authority with respect to such option grants.

PRICE AND EXERCISABILITY

                  The exercise price of shares issued under the Discretionary Option Grant Program may not be less than 50% of the fair market value of the Common Stock on the grant date and no option may be outstanding for more than a 10-year term. If the granted option is intended to be an incentive stock option under the Federal tax laws, the option price must not be less than 100% of the fair market value per share of the Common Stock on the grant date. Options issued under the Discretionary Option Grant Program may become exercisable in installments over a period of months or years as determined by the Committee. The aggregate fair market value (as of the date or respective dates of grant) of shares of Common Stock for which options granted to any employee under the Stock Option Plan may initially become exercisable as incentive stock options under the Federal tax laws, may not exceed $100,000 per optionee in a single year.

                  Upon exercise, the option price may be paid in cash or in shares of the Common Stock. Outstanding options may also be exercised through a cashless exercise procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Committee may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Committee in its sole discretion, but in no event may the maximum credit extended to the optionee exceed the aggregate option price payable for the purchased shares (less the par value), plus any Federal and state income or employment taxes incurred in connection with the purchase.

                  No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and such shares have been effectively transferred by the Company's transfer agent. Options are not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee.

VALUATION

                  The fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date as reported on the Nasdaq National Market. As of May 31, 1997, the closing selling price of the Common Stock was $6.50 per share.

SECURITIES SUBJECT TO PLAN

                  The total number of shares of the Common Stock issuable over the term of the Stock Option Plan may not exceed 4,155,000 shares. Such shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company. Should an option be terminated or canceled for any reason prior to exercise or surrender in full, the shares subject to the portion of the option not so exercised or surrendered will be available for subsequent grant. Shares subject to any option or portion thereof canceled in accordance with the stock appreciation rights (as discussed below) provisions or the Corporate Transaction (as defined below) provisions of the Stock Option Plan shall not be available for subsequent grants.

                  As of May 31, 1997, approximately 1,002,127 shares of Common Stock had been issued under the Stock Option Plan, 1,764,785 shares of Common Stock were subject to outstanding options, and 388,088 shares of Common Stock were available for future option grants.

                  In no event may any one individual participating in the Stock Option Plan be granted stock options, separately-exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate over the term of the Stock Option Plan. For purposes of such limitation, any options granted prior to January 1, 1995 will not be taken into account.

CHANGES IN CAPITALIZATION

                  In the event any change is made to the Common Stock issuable under the Stock Option Plan (by reason of any stock split, stock dividend, combination of shares, exchange of shares or other similar change in the corporate structure of the Company effected without receipt of consideration), then unless such change results in the termination of all outstanding options pursuant to the Corporate Transaction provisions of the Stock Option Plan (as discussed below), appropriate adjustments will be made to (i) the aggregate number of shares available for issuance under the Stock Option Plan, (ii) the number of shares and price per share in effect under each outstanding option under the Stock Option Plan and (iii) the number of shares per non-employee Board member for which automatic option grants are subsequently to be made under the Automatic Option Grant Program. The purpose of such adjustments to the outstanding options is to preclude the enlargement or dilution of rights and benefits under such options.

TERMINATION OF SERVICE

                  All options granted under the Discretionary Option Grant Program must generally be exercised within three months after the optionee ceases to be in the employ or service of the Company or its parent or subsidiary corporations, subject to earlier expiration in the event the optionee's employment or service is terminated for misconduct. Should the optionee's cessation of service occur due to permanent disability or death, or should the optionee die within three months after cessation of service, the optionee (or, in the case of the optionee's death, the personal representative of the optionee's estate or the person inheriting the option) has 36 months (or such shorter period as the Committee may establish at the time of grant) from the date of such cessation of service to exercise the option. The Committee will, however, have complete discretion to extend the period of time for which any option is to remain exercisable following the optionee's cessation of employment or service, but under no circumstances may an option be exercised after the specified expiration date of the option term.

                  Each option under the Discretionary Option Grant Program will be exercisable only to the extent of the number of shares for which such option is exercisable at the time of the optionee's cessation of employment or service, unless the Committee determines at such time to accelerate the exercisability of the option in whole or in part.

CORPORATE TRANSACTION

                  Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of a Corporate Transaction (as defined below), unless (i) such option is assumed by the successor corporation (or its parent corporation) or replaced with a comparable option to purchase shares of stock of the successor corporation (or its parent corporation), (ii) such option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the option at the time of the Corporate Transaction, or (iii) the acceleration of such option is precluded by other limitations imposed by the Committee at the time of grant. A Corporate Transaction includes certain mergers, reverse mergers or consolidations and the sale, transfer or other disposition of all or substantially all of the assets of the Company.

                  Upon the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be outstanding.

CHANGE IN CONTROL

                  In the event of a Change in Control (as defined below), the Committee may, in its discretion, provide that one or more outstanding options will become immediately exercisable for all of the shares of Common Stock at the time subject to such options. The Committee will also have the discretion to condition such acceleration upon the subsequent termination of the optionee's service with the Company. A Change in Control will be deemed to occur under the Stock Option Plan in the event:

                  (a) any person or related group of persons (other than the Company or any affiliate) acquires beneficial ownership of securities possessing more than 50% of the Company's outstanding Common Stock pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept; or

                  (b) there is a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members cease to be comprised of individuals who are continuing Board members or were nominated by continuing Board members.

STOCK APPRECIATION RIGHTS

                  At the discretion of the Committee, options with stock appreciation rights may be granted under the Discretionary Option Grant Program. A stock appreciation right grants the holder the right to surrender all or part of an unexercised option in exchange for a distribution from the Company equal in amount to the excess of (i) the fair market value (on the date of surrender) of the shares of Common Stock in which the optionee is at the time vested under the surrendered option over (ii) the aggregate option price payable for such shares. The appreciation distribution may be made, at the discretion of the Committee, either in shares of Common Stock valued at fair market value on the date of surrender, in cash or in a combination of cash and Common Stock. No surrender of an option will be effective unless it is approved by the Committee.

                  One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may, in the Committee's discretion, be granted limited stock appreciation rights in tandem with their outstanding options. Any option with such a limited stock appreciation right in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Takeover (as defined below), and the optionee will in return be entitled to a cash distribution from the Company in an amount based on the highest reported price per share paid by the acquiring entity in effecting the Hostile Takeover.

                  For purposes of such option cancellation provisions, Hostile Takeover means the acquisition by any person or related group of persons (other than the Company or its affiliates) of securities possessing more than 50% of the Company's outstanding Common Stock pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept, provided at least 50% of the securities so acquired in such tender or exchange offer are obtained from holders other than the officers and directors of the Company participating in the Stock Option Plan.

                  The acceleration of options in the event of a Corporate Transaction or Change in Control and the cash-out of options upon a Hostile Takeover may be seen as anti-takeover provisions and may have the effect of discouraging a merger proposal, takeover attempt or other effort to gain control of the Company.

SPECIAL TAX WITHHOLDING ELECTION

                  The Committee may, in its discretion and upon such terms and conditions as it may deem appropriate, provide one or more optionees with the election to have the Company withhold, from the shares of Common Stock purchased under the Stock Option Plan upon the exercise of nonstatutory options, that number of shares with an aggregate fair market value equal to the designated percentage (any multiple of 5% as specified by the optionee) of the Federal and State income tax liability incurred by the optionee in connection with the acquisition of such shares. Any election so made will be subject to the approval of the Committee, and no shares will be accepted in satisfaction of such tax liability except to the extent the Committee approves the election. One or more participants may also be granted the alternative right, subject to Committee approval, to deliver previously issued shares of Common Stock in satisfaction of such tax liability. The withheld or delivered shares will be valued at fair market value on the determination date for such tax liability.

CANCELLATION AND NEW GRANT OF OPTIONS

                  The Committee has the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but having an exercise price per share not less than 85% of the fair market value per share of the Common Stock on the new grant date (or 100% of fair market value if the new option is to be an incentive stock option). It is anticipated that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the canceled option.

AUTOMATIC OPTION GRANT PROGRAM

                  Under the Automatic Option Grant Program, option grants are made on a periodic basis to the non-employee Board members. These special grants may be summarized as follows:

                  (a) Each individual who first becomes a non-employee Board member, whether through election at an Annual Stockholders' Meeting or through appointment by the Board, on or after June 2, 1995, will be automatically granted, on the date of initial election or appointment, a nonstatutory stock option to purchase 20,000 shares of Common Stock.

                  (b) Each individual who was serving as a non-employee Board member on August 12, 1991, was automatically granted on that date a nonstatutory stock option to purchase 5,000 shares of Common Stock and each individual who first became a non-employee Board member after August 12, 1991, and before June 2, 1995, was automatically granted on the date of initial election, or appointment, a nonstatutory stock option to purchase 10,000 shares of Common Stock.

                  (c) Each individual who is re-elected as a non-employee Board member will receive on the date of each Annual Stockholders' Meeting an additional grant of a nonstatutory option to purchase 10,000 shares of Common Stock, commencing with the 1995 Annual Stockholders' Meeting, provided such individual has been a non-employee Board member for at least six months at the time of the Annual Meeting.

                  Prior to the 1995 amendment, the Automatic Grant Program provided for a second grant of a nonstatutory option to purchase 10,000 shares of Common Stock at the first Annual Meeting occurring more than six months after grant of the initial option and subsequent grants of a nonstatutory option to purchase 5,000 shares of Common Stock each year thereafter.

                  Each option grant under the Automatic Option Grant Program is subject to the following terms and conditions:

                  (a) The option price per share will be equal to the fair market value per share of Common Stock on the automatic grant date and each option is to have a maximum term of 10 years measured from the grant date.

                  (b) The initial options granted under the Automatic Option Grant Program on or after June 2, 1995, will become exercisable as to 25% of the option shares in each of the four years measured from the grant date, provided that the optionee participates in at least 75% of the regularly-scheduled Board meetings held during each of such one-year periods. The annual 10,000-share automatic options granted on and after the date of the 1995 Annual Meeting will become exercisable for all of the option shares as of the last day of such year, provided that the optionee participates in at least 75% of the regularly-scheduled Board meetings held during such year. The annual 5,000 and 10,000-share automatic options granted under the Automatic Option Grant Program prior to June 2, 1995, become exercisable for all of the option shares one year after the grant date provided the optionee continues to serve as a Board member throughout such one-year period.

                  (c) The option will remain exercisable for a six-month period following the optionee's termination of service as a Board member for any reason other than death. Should the optionee die while holding an automatic option grant, then such option will remain exercisable for a 12-month period following such optionee's death and may be exercised by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

                  (d) The option will become immediately exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction (see "Corporate Transaction").

                  (e) Upon the consummation of the Corporate Transaction, all automatic option grants will terminate and cease to be outstanding, unless assumed by the successor corporation. Options granted prior to June 2, 1995, terminate upon a Corporate Transaction.

                  (f) Each automatic option in effect for at least six months will automatically be canceled upon the occurrence of a Hostile Takeover, and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the takeover price of the shares of Common Stock at the time subject to the canceled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares.

                  The acceleration of options in the event of a Corporate Transaction and the cash-out of options upon a Hostile Takeover may be seen as anti-takeover provisions and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

                  (g) The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

EXCESS GRANTS

                  The Stock Option Plan permits the grant of options to purchase shares of the Common Stock in excess of the number of shares then available for issuance under the Stock Option Plan. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the Stock Option Plan.

AMENDMENT AND TERMINATION OF THE PLAN

                  The Company's Board may amend or modify the Stock Option Plan in any or all respects whatsoever; provided, however, that (i) the rights of existing optionees may not be adversely altered without their consent and (ii) any amendments to the Automatic Option Grant Program (or any options outstanding thereunder) may not occur at intervals more frequently than once every six months, other than to the extent necessary to comply with applicable Federal tax laws and regulations. Further, the Board may not amend the Stock Option Plan without the approval of the stockholders of the Company if such amendment would increase the maximum number of shares issuable under the Stock Option Plan (other than in connection with certain changes in the Company's capital structure), materially increase the benefits accruing to participants under the Stock Option Plan, or materially modify the eligibility requirements for option grants under the Stock Option Plan.

                  The Stock Option Plan will terminate upon the earlier of June 1, 2005, or the date all shares available for issuance under the Stock Option Plan are issued or canceled pursuant to the exercise or surrender of options granted under the Stock Option Plan. Any options outstanding at the time of the termination of the Stock Option Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

OPTIONS GRANTED/NEW PLAN BENEFITS

                  The table below shows, as to each of the executive officers named in the Summary Compensation Table above, each of the directors and nominees, and the various indicated groups, the following information with respect to stock option transactions effected during the period from inception of the Stock Option Plan to May 31, 1997: (i) the number of shares of Common Stock subject to options granted under the Stock Option Plan during that period and (ii) the weighted average exercise price payable per share under such options.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             WEIGHTED AVERAGE
                                                                               NUMBER OF                     EXERCISE PRICE OF
                                      NAME AND POSITION                     OPTION SHARES(1)                  GRANTED OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------
Richard D. Murdock                                                              350,000                             8.68
President and Chief
Executive Officer and Director
-----------------------------------------------------------------------------------------------------------------------------------

Larry G. Culver                                                                 240,000                             8.66
Executive Vice President, Chief Operating Officer and Chief
Financial Officer and Director
-----------------------------------------------------------------------------------------------------------------------------------

S. Joseph Tarnowski, Ph.D.                                                      185,000                            11.87
Senior Vice President and Chief Technical Officer
V
Joseph S. Lacob                                                                  90,000                             6.36
Director
-----------------------------------------------------------------------------------------------------------------------------------

Cindy A. Jacobs, Ph.D., M.D.                                                     75,100                            12.12
Vice President of Clinical Research
-----------------------------------------------------------------------------------------------------------------------------------

Charles P. Waite, Jr.                                                            40,000                            14.19
Director
-----------------------------------------------------------------------------------------------------------------------------------

Joshua L. Green                                                                  30,000                            12.21
Director
-----------------------------------------------------------------------------------------------------------------------------------

Kenneth W. Anstey                                                                30,000                            16.09
Director
-----------------------------------------------------------------------------------------------------------------------------------

All current executive officers as a group (5 persons)                           930,100                             9.73
-----------------------------------------------------------------------------------------------------------------------------------

All current directors (other than executive officers) as a group                190,000                            10.47
(4 persons)
-----------------------------------------------------------------------------------------------------------------------------------

All employees (other than current executive officers) as a                      1,910,341                           8.59
group (173 persons)
-----------------------------------------------------------------------------------------------------------------------------------









(1) Excludes options to purchase 675,000 shares of Common Stock granted to the executive officers under the Stock Option Plan on June 20, 1997.

                  During fiscal years 1989 through 1997, 1,002,127 shares were issued pursuant to the exercise of options granted under the Stock Option Plan. In addition, during such period, employees (other than executive officers) of the Company were granted options under the Stock Option Plan to purchase 1,828,861 shares at a weighted average exercise price of $9.61 per share, excluding shares for which options were granted and subsequently canceled or terminated. As of May 31, 1997, options to purchase 1,764,785 shares at a weighted average exercise price of $10.58 per share were outstanding under the Stock Option Plan and 388,088 shares remained available for future option grants under the Stock Option Plan.

FEDERAL TAX CONSEQUENCES

                  Options granted under the Stock Option Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or nonstatutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

                  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, unless the optionee is subject to the alternative minimum tax. Upon exercise, the difference between the fair market value of the purchased shares and the exercise price is generally included in alternative minimum taxable income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold, or otherwise made the subject of disposition.

                  For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

                  Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the option price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date of exercise over (ii) the option price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be capital gain.

                  If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of
(i) the fair market value of such shares on the date the option was exercised over (ii) the option price paid for such shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

                  Nonstatutory Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

                  Special provisions of the Internal Revenue Code apply to the acquisition of shares under a nonstatutory option if the purchased shares are subject to substantial risk of forfeiture, such as the Company's right to repurchase unvested shares at the original option exercise price. These special provisions may be summarized as follows:

                  (a) If the shares acquired upon exercise of the nonstatutory option are subject to a substantial risk of forfeiture, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the risk of forfeiture lapses, an amount equal to the difference between the fair market value of the shares on the date the risk of forfeiture lapses and the option price paid for the shares.

                  (b) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to the risk of forfeiture) and the option price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the risk of forfeiture lapses.

                  (c) The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the nonstatutory option. The deduction will in general be allowed for the taxable year of the employer corporation in which such ordinary income is recognized by the optionee.

                  Stock Appreciation Rights. If an option granted under the Stock Option Plan is surrendered or canceled for an appreciation distribution paid in cash, or if a limited stock appreciation right is exercised for cash, the recipient will generally realize ordinary income on the date of the surrender or exercise, equal in amount to the cash received. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient in connection with the surrender of the option or exercise of the stock appreciation right.

                  Parachute Payments. If the exercisability of an option or stock appreciation right is accelerated as a result of a Change in Control, all or a portion of the value of the option or stock appreciation right at that time may be a parachute payment for purposes of the excess parachute provisions of the Internal Revenue Code. Those provisions generally provide that if parachute payments exceed three times an individual's average compensation for the five tax years preceding the Change in Control, the Company loses its compensation deduction and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

ACCOUNTING TREATMENT

                  Under present accounting rules, neither the grant nor the exercise of options issued at fair market value under the Stock Option Plan will result in any charge to the Company's earnings. However, the grant of options with exercise prices less than the fair market value of the option shares at the time of grant will result in a compensation expense for the Company equal to the discount at the time of the grant. The Company will have to report such expense over the vesting period in effect for the option shares. Whether or not granted at a discount, the number of outstanding options under the Stock Option Plan may be a factor in determining earnings per share on a fully-diluted basis. Also, options granted after December 15, 1995 to individuals other than employees or directors of the Company will result in expense recognition in the year granted.

                  Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to the right has increased from prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price payable for such shares. In the event the fair market value of such shares declines from quarter to quarter, appropriate adjustments to current compensation expense will be made.

                  All stock options granted after April 1, 1995 will be subject to footnote disclosure in the Company's financial statements. The footnote must reflect the reduction to the Company's reported earnings which would have arisen had the value of the option been recorded as a compensation expense.

                  Should one or more optionees be granted limited stock appreciation rights exercisable upon a Hostile Takeover, then such rights will generally not result in a compensation expense to be charged against the Company's earnings unless it is deemed more probable that the option will be surrendered rather than be exercised.

            PROPOSAL THREE -- RATIFICATION OF INDEPENDENT ACCOUNTANTS

                  The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1998, and is asking the stockholders to ratify this appointment.

                  In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the Company's voting shares represented and voting at the Annual Meeting is required to ratify the selection of Coopers & Lybrand L.L.P.

                  Coopers & Lybrand L.L.P. has audited the Company's financial statements annually since 1989. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

                                  ANNUAL REPORT

                  A copy of the Annual Report of the Company for the fiscal year ended March 31, 1997, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

                                    FORM 10-K

                  The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report, without charge, by request to the Director of Investor Relations, at the Company.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

                  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that all filing requirements applicable to its officers, directors, and greater-than-10% beneficial owners during the period from April 1, 1996 to March 31, 1997 were complied with except as follows:

                  S. Joseph Tarnowski, Ph.D. filed a late report on Form 4 covering an open-market purchase of Company stock.

                                  OTHER MATTERS

                  The Company knows of no matters that will be presented for consideration at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.


        THE BOARD OF DIRECTORS



DATED:  JULY 1, 1997

              Please mark
    [X]       votes as in this
              example


The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the election of the directors listed below and FOR the other proposals if no specification is made.



1. To elect the following directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified: NOMINEES:
Kenneth W. Anstey, Larry G. Culver, Joshua L. Green, Joseph S. Lacob, Charles P. Waite, Jr., Richard D. Murdock

                FOR               WITHHELD
                [ ]                 [ ]

[ ]     For all nominees except as noted above


2. To approve an amendment to the Company's Restated 1989 Stock Option Plan which will increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 1,000,000 shares.

         FOR               AGAINST                      ABSTAIN
         [ ]                 [ ]                          [ ]



3. To ratify the Board of Director's selection of Coopers & Lybrand L.L.P. to serve as the Company's independent accountants for the fiscal year ending March 31, 1998.

         FOR               AGAINST                      ABSTAIN
         [ ]                 [ ]                          [ ]


4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         FOR               AGAINST                      ABSTAIN
         [ ]                 [ ]                          [ ]

                                        ------------------------------
MARK HERE FOR ADDRESS CHANGE    /__/
AND PROVIDE NEW ADDRESS                 ------------------------------

                                        ------------------------------

Please sign your name:

Signature:                              Date:
          --------------------------         -------------------------

Signature:                              Date:
          --------------------------         -------------------------

                              CELLPRO INCORPORATED
                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 1, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              CELLPRO, INCORPORATED

PROXY
  The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held August 1, 1997 and the Proxy Statement and appoints Richard D. Murdock and Larry G. Culver and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of CellPro, Incorporated (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 22215 26th Avenue, S.E., Bothell, WA 98021, on Friday, August 1, 1997 at 9:30 a.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

         (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) SEE REVERSE SIDE